Exhibit 99.2

Internal version 1.0

Team

This afternoon we announced that both Sphere 3D and Overland Storage’s Boards of Directors have unanimously approved a definitive merger agreement under which the companies will combine to create one of the leading global virtualization and data management company solutions companies. This is an exciting day and you should take pride knowing your hard work and dedication has enabled us to achieve this phenomenal goal. The name of the combined company will be Sphere 3D.

Sphere 3D and Overland have been working in tandem to develop an integrated application and data storage platform for the past 18 months. This merger brings together next generation technologies for virtualization and cloud coupled with end to end scalable storage offerings. The combination supports our path for growth and profitability to create significant value for shareholders and employees of both companies.

Until the transaction is complete Sphere 3D and Overland Storage will remain separate companies, and it will be business as usual. You are the key to making our business a success. I ask that you continue to focus on your day to day responsibilities. As we move forward additional information will be communicated.

Thank you for all you have done to make today’s announcement possible. It is a pleasure working with each of you.

Eric